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                                                                  Exhibit 10(t)


October 14, 1996



Mr. Joseph B. Armes
7519 Bradford Pear Drive
Irving, TX 75063

         RE:     Employment

Dear Joe:

         This will confirm the terms of your employment with The Morningstar Group Inc. (the "Company"):

         1. Your position shall be General Counsel. In addition, at the next board meeting, you will be appointed a Vice President and Assistant Secretary of the Company.

         2. Your base salary shall be $120,000 per year payable in 26 equal increments. Your base salary shall be increased to $145,000 effective 1/1/97.

         3. You shall be eligible for a bonus of up to 35% of your base salary. 50% of this bonus shall be based on the Company EPS target set for the year by the board and 50% shall be a subjective review by the CEO and the President. This would be payable in a lump sum along with other executive level bonuses within 15 days after completion of the Company's independent outside auditors.

         4. You shall receive 30,000 stock options pursuant to the Company's 1994 plan, as amended. The options will vest in the same manner as options granted to other senior executive officers of the Company. The strike price shall be $10.25 per share.

         5. You will receive all benefits provided to senior level executives of the Company pursuant to the terms and conditions of those benefit plans as they exist or as they are modified; provided, however, you will be entitled to three weeks of vacation per year immediately (prorated for 1996).

         6. Until you become eligible to participate in the Company's health plan, the Company will reimburse you on a monthly basis for the cost of your COBRA premium through Weil, Gotshal.

         7. You will report to the President of the Company with a "dotted line" relationship to the undersigned.





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Mr. Joseph B. Armes
October 14, 1996
Page 2



         8. In the event you do not receive any bonus that you would otherwise be entitled to from Weil, Gotshal for July 1, 1996 to date as a result of your departure, we will reimburse you for said loss of bonus. You will be eligible for a partial year bonus from the Company for 1996 (based on the criteria set forth in #3 above).

                 We would not, however pay both a Weil, Gotshal bonus attributable to the period 10/14 - 12/31/96 and a Company bonus.

         9. You will be a participant in the Board of Directors meetings and you shall attend all meetings which the Secretary normally and customarily attends. It is expected that you will become Secretary of the Company at the Board of Directors meeting held in conjunction with the next annual meeting of the shareholders.

         10. In the event of a change in control of the Company, during the period ending 2 years from the date of your commencement of employment you shall be paid the sum equivalent to one year of your then existing base salary plus anticipated bonus. Change in control shall be defined as the acquisition of a majority of the stock or all or substantially all of the assets of the Company by any person or entity, a merger with another company where the then current Board of Directors of Morningstar no longer controls the surviving company or other similar consolidation of the Company with another entity.

                                        Very truly yours,


                                        /s/ MICHAEL J. CRAMER
                                        ------------------------
                                        Michael J. Cramer
                                        Executive Vice President

MJC:ckb